Exhibit 99.2

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces 2.5-Year Diabetes, Hypertension and Weight Loss data from the Maestro® RC System DM2 ENABLE Study

Data to be presented at the 24th Annual Scientific Conference of the Obesity and Surgery Society of Australia and New Zealand on April 11, 2012

ST. PAUL, Minn., April 3, 2012 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced 2.5-year diabetes, hypertension and weight loss data from the Company’s DM2 ENABLE Study of VBLOC® vagal blocking therapy delivered via the Maestro® Rechargeable (RC) System. A portion of the data will be presented at the 24th Annual Scientific Conference of the Obesity and Surgery Society of Australia and New Zealand being held April 11-13, 2012, in Darwin Australia. The presentation will be delivered by Professor James Toouli, MBBS, PhD, FRACS, professor of surgery at Flinders University in Adelaide, Australia, on April 11, 2012.

“Recently published results from large, independent studies about the effects of weight loss surgery on type 2 diabetes are reflected in this study of the Maestro RC System, where reduction in glycemic load and HbA1c, two diabetes indicators, appears independent of weight loss,” said Dr. Toouli. “These results are not only significant, but durable, lasting out to 30 months, and show an effect on blood pressure and weight loss, while continuing to demonstrate an excellent safety profile, including cardiovascular safety. I look forward to further investigating the potential of VBLOC Therapy in the treatment of obesity, diabetes and hypertension.”

Mark B. Knudson, PhD, EnteroMedics’ President and Chief Executive Officer, said: “Our neuroscience-based approach to the treatment of obesity and its related co-morbidities could have a significant impact on the way these diseases are treated in the future. These highly encouraging results, now at 30 months of follow-up, will support our plans to add the treatment of diabetes and hypertension to the existing obesity CE Mark indication.”

Updated VBLOC-DM2 ENABLE Study Data

The DM2 Study is an international, open-label, prospective, multi-center study designed to evaluate the safety and efficacy of VBLOC® vagal blocking therapy delivered via the Maestro® RC System in 28 diabetic subjects with obesity by measuring average percentage excess weight loss (EWL), HbA1c (blood sugar), fasting plasma glucose (FPG, blood sugar) and blood pressure, following device activation. To date, no deaths or unanticipated adverse device effects have been reported during the VBLOC-DM2 ENABLE Study and the safety profile is similar to that seen in other VBLOC clinical trials.

The metabolic effects at 2.5 years in diabetes, hypertension and weight loss were consistent with previous findings and were all statistically significant. Change for HbA1c, in percentage points, and fasting plasma glucose, in mg/dl, both type 2 diabetes indicators, were -0.8 (p=0.0492) and -29.0 (p=0.0306) from a baseline of 7.7% and 162.8 mg/dl, respectively (n=12). Change in mean arterial pressure (n=9) and diastolic blood pressure (n=8), indicators of hypertension, showed sustained improvement, with reductions of 11.5 mmHg (p=0.0053) and 13.2 mmHg (p=0.0037) at 30 months from baselines of 99.1 and 85.9, respectively. Excess weight loss was 22.5% (p<0.0001) for the 19 subjects who reported for their 30 month visit.

About Maestro® RC System

The Maestro RC System delivers VBLOC® vagal blocking therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach. The Maestro RC System is powered by an internal, rechargeable battery. The battery is recharged via an external mobile charger and transmit coil that the patient uses for a short time each week. The Maestro RC System has received CE Mark and has been listed on the Australian Register of Therapeutic Goods.

About VBLOC® Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC® Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC® Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator, EnteroMedics’ Maestro® RC System, which is powered by an integrated rechargeable battery. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European

Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 15, 2012. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.